CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #680/682 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated January 29, 2015 on the financial statements and financial highlights of the Semper MBS Total Return Fund and Semper Short Duration Fund, each a series of Advisors Series Trust.   Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 17, 2015